UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

INFINITY ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17204	20-3126427
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11900 College Blvd, Suite 310, Overland Park, KS 66210

(Address of Principal Executive Offices) (Zip Code)

(913) 948-9512

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Infinity Energy Resources, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K that it filed on September 5, 2014 (the “September 5 Report”) in response to a letter from the staff of the Securities and Exchange Commission, dated September 15, 2014, regarding the September 5 Report.

The disagreement with MaloneBailey, LLP (“Malone”) as outlined in the September 5 Report related to the capitalization of certain costs included in the Company’s Oil and Gas properties for the years 2013, 2012 and periods prior to 2012. The Company’s judgment and the predecessor auditor’s opinion are that fees paid for training Nicaraguan government officials as required by the concession agreement, office facilities as required by the concession , certain legal costs related to official introductions and public relations and other costs incurred in connection with the Company’s Nicaraguan oil and gas concessions, which are its only assets in Nicaragua, are acquisition and development costs and, accordingly, are properly capitalized and disclosed in the financial statements. Malone believes these do not meet the definition in Regulation S-X 4-10 for capitalization. Malone also disagreed with the Company’s valuation of certain stock options and warrants in 2011 and 2012 due to Malone’s belief that the volatility calculations in the Black Scholes model contained formula errors and Malone disagreed with certain of the assumptions utilized to determine volatility. The Company reviewed the valuation and discussed the valuation method with the predecessor auditors and disagrees with Malone.

The board of directors of the Company, which also functions as its Audit Committee, has discussed the subject matter of each of the disagreements. The Company submitted a request to the Securities and Exchange Commission requesting an interpretation of S-X 4-10 and its applicability to the capitalized Oil and Gas costs. The board of directors reviewed the letter and participated in the conference call with the SEC staff regarding the accounting treatment of the items in questions. The SEC staff directed the Company to evaluate each transaction under S-X 4-10 and determine if each cost met the definitions in 4-10 based on the evidence.

The Company has authorized Malone to respond fully to the inquiries of its successor accountant concerning the subject matter of any disagreements without limitation. The Company has made the successor auditor aware of the disagreements and encouraged the successor auditor to discuss the disagreements with Malone. The Company provided L.L. Bradford & Company (“Bradford”), the successor auditor, with information relating to the accounting treatment of capitalized property under Rule 4-10.

This is to confirm that the Company understands the disclosure requirements set forth in Item 304(a)(l)(v) of Regulation S-K, including the event categories outlined in subparagraphs (A) through (D), and has determined that none of the events for which incremental disclosure is necessary have occurred, or if this is not the case, further revise its report to identify the events and to clarify the extent to which these were or were not among the circumstances leading to the disagreements that it has identified.

The Company confirms that:

●	the Company is responsible for the adequacy and accuracy of the disclosure in this filing;

●	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to this filing; and

●	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

The Company provided Malone with a copy of the disclosure contained in this Form 8-K-A and requested that Malone provide the Company a letter addressed to the Securities and Exchange Commission stating whether Malone agrees with such disclosures. A copy of Malone’s letter, dated September 22, 2014, is attached as Exhibit 16.1 to this Form 8-K/A.

The information contained in this current report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 FINANCIAL STATEMENT AND EXHIBITS

(d) Exhibits

16.1	Letter of Malone Bailey LLP dated September 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Infinity Energy Resources, Inc.

	By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	President and Chief Executive Officer

Dated: September 23, 2014

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter of Malone Bailey LLP addressed to the Securities and Exchange Commission dated September 22, 2014